Exhibit 10.5

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (the “Agreement”) is made and entered into and effective this 21st day of September, 2021, by and between Carolina Financial Securities, LLC (“CFS”) and T3 Communications. Inc. The aforementioned entities are referred to herein as the “Parties” and each individually as a “Party.”

BACKGROUND

The Parties entered into an Engagement Letter dated October 14, 2019 pursuant to which T3 engaged CFS to provide investment banking services in connection with T3's efforts to secure financing for its strategic growth plans (the “Engagement Letter”). A dispute arose between the Parties regarding compensation owed to CFS under the Engagement Letter (the “Dispute”). The Dispute was the subject of a lawsuit initially filed by CFS in Forsyth County (N.C.) Superior Court (Case No. 21 -CVS-2005) and then removed by T3 to the United States District Court for the Middle District of North Carolina (Case No. 21-CV-408-WO-LPA) (the “Litigation”). The parties participated in a mediation on August 25, 2021 and September 13, 2021. The mediation resulted in a full and complete settlement and resolution of all issues between the Parties. The Parties enter into this Agreement for the purpose of fully documenting the terms of their settlement.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereto agree as follows:

AGREEMENT

1. Payment. T3 shall pay CFS the sum of $300,000.00 (the “Settlement Proceeds”) in full and final settlement of all issues between the parties. The Settlement Proceeds shall be paid by wire or ACH transfer as follows: (1) $ 100.000.00 on or before October 15, 2021; and (2) $200,000.00 payable in fifteen (15) equal monthly installments of $13,333.33 beginning November 15, 2021 and due the l5th of every month, provided that if the 15th falls on a weekend or banking holiday, the payment shall be due the next business day. CFS shall provide wire and ACH instructions to T3 in connection with the execution of this Agreement.

2. Confession of Judgment. Simultaneous with the execution of this Agreement, T3 shall execute and deliver to CFS a Confession of Judgment in the total amount of $500,000.00. The Confession of Judgment shall be in the same form as the attached Exhibit A. Counsel for CFS shall retain and safeguard the originally-executed and notarized Confession of Judgment in escrow pending payment in full of the Settlement Proceeds. Upon payment in full of the Settlement Proceeds, counsel for CFS shall promptly return the document, marked “Released and Discharged,” to counsel for T3. CFS shall be entitled to file this Confession of Judgment, and obtain judgment upon it, with credit due T3 for all payments made in the performance of this Agreement, in the event, and only in the event. T3 fails to make a payment according to the schedule set forth in Paragraph I above and fails to cure the default within seven (7) days of receiving written notice from CFS; provided, however, that CFS shall be required to provide written notice and a 7-day cure period only as to the first two (2) defaults. If T3 fails to timely cure a default, or upon the third default. CFS shall be entitled to immediately file the Confession of Judgment. CFS shall send any notice pursuant to this Paragraph 2 by email marked “High Importance” to the following individuals:

Art Smith: a.smith@t3com.net

Antonio Estrada: a.estrada@t3com.net

Cary Davis: CDavis@robinsonbradshaw.com

3. Dismissal with Prejudice. Counsel for the Parties shall cause to be filed a Stipulation of Dismissal with Prejudice of the Litigation promptly following receipt by CFS of T3’s initial $100,000.00 payment.

4. Mutual General Releases.

a. General Release by CFS. To the fullest extent permitted by law, CFS, for itself, its predecessors, successors, assigns, affi1iates, partners, agents, representatives, heirs, officers, principals, directors, employees, attorneys, related entities and insurers forever releases and discharges T3 and its predecessors, successors, assigns, affiliates, partners, agents, representatives, heirs, officers, principals, directors, employees, Attorneys, related entities and insurers, from each and every claim, duty, Obligation, right, cause of action or liability, whether in law or equity, whether known or unknown, suspected or unsuspected, asserted or unasserted, foreseen or unforeseen, actual or contingent, liquidated or unliquidated, that concerns, arises out of, or in any way relates to the Litigation, Dispute, or Engagement Letter; provided, however, that this Release shall not apply to any rights or duties arising under this Agreement or under documents to be executed or action to be taken pursuant to this Agreement.

b. General Release by T3. To the fullest extent permitted by law, T3, for itself, its predecessors, successors, assigns, affiliates, partners, agents, representatives. heirs, officers, principals, directors, employees, attorneys, related entities and insurers forever releases and discharges CFS and its predecessors, successors, assigns, affiliates, partners, agents, representatives, heirs, officers, principals, directors, employees, attorneys, related entities and insurers, from each and every claim, duty, obligation, right, cause of action or liability, whether in law or equity, whether known or unknown, suspected or unsuspected, asserted or unasserted, foreseen or unforeseen, actual or contingent, liquidated or unliquidated, that concerns, arises out of, or in any way relates to the Litigation, Dispute, or Engagement Letter; provided, however, that this Release shall not apply to any rights or duties arising under this Agreement or under documents to be executed or action to be taken pursuant to this Agreement.

c. Covenant Not to Sue. In connection with the above releases. the Parties agree to not sue one another on any of the released claims. If a Party does so, the non-violating Party shall be entitled to recover from the violating Party its reasonable attorney’s fees and costs incurred in defending any action involving a released claim.

5. Parties to Bear Their Own Fees and Costs. The Parties will each be responsible for payment of their own costs and attorneys' fees in connection with the Dispute and the Litigation.

6. No Admissions. The execution of this Agreement is not, and shall not constitute and shall not be construed as, an admission of fault, liability or wrongdoing by any Party.

7. Authority. The Parties represent and warrant that they have taken all actions and obtained all authorizations, consents, and approvals as are conditions precedent to their authority to execute this Agreement.

8. No Other Persons with an Interest. The Parties further warrant and represent that no other person or entity has or will have any interest in the matters released herein, and that they have not and will not assign or transfer to any person or entity all or any portion of the matters released herein.

9. Agreement and Release Knowing and Voluntary. The Parties acknowledge that they have considered this Agreement with their attorneys and have carefully read this Agreement, that it has been fully explained by their attorneys, and that they have had a reasonable amount of time to consider this Agreement. The Parties further represent that they know and fully understand the contents of this Agreement, that they intend to be legally bound by this Agreement and the releases contained herein, and that they are signing this Agreement, including any release or covenant, voluntarily and of their own free will and without coercion, and with the benefit of advice of counsel.

10. Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes and replaces any and all prior or contemporaneous agreements or understandings, written or oral, with regard to the matters set forth herein. The terms of this Agreement are contractual and not merely a recital. This Agreement may not be altered or amended except by an agreement in writing duly executed by all of the Parties.

11. Binding Effect. This Agreement binds and benefits the Parties, their successors and assigns, and may be specifically enforced without further documents or testimony.

12. Governing Law. This Agreement shall be governed by and enforced in accordance with the internal laws of the State of North Carolina regardless of choice of law principles to the contrary.

13. Invalid Provision to Affect No Others. If any provision of this Agreement is held, determined, or adjudicated to be invalid, unenforceable, or void for any reason, each such provision shall be severed from the remaining provisions of this Agreement and shall not affect the validity and enforceability of such remaining provisions.

14. Counterparts. This Agreement may be executed in any number of counterparts and by the different Parties hereto on separate counterparts. each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. The exchange of electronic counterparts will be considered binding, with originals to follow.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed and delivered this Agreement as of the date set forth above.

CAROLINA FINANCIAL SECURITIES, LLC		T3 COMMUNICATIONS, INC.

By:	/s/ Bruce V. Roberts	By:	/s/ Arthor L. Smith

Name:	Bruce V. Roberts	Name:	Arthor L. Smith

Title:	President	Title:	CEO

Date:	9/20/2021 | 6:08 AM PDT	Date:	9/21/2021

EXHIBIT A

FORM CONFESSION OF JUDGMENT

STATE OF NORTH CAROLINA	IN THE GENERAL COURT OF JUSTICE
COUNTY OF	SUPERIOR COURT DIVISION
____-CVS-____

CAROLINA FINANCIAL SECURITIES, LLC

Plaintiff,

v.	CONFESSION OF JUDGMENT

T3 COMMUNICATIONS, INC.,

Defendant.

TO: THE CLERK OF COURT

____________COUNTY

1. Pursuant to N.C.G.S. §1 A-1, Rule 68.1, Defendant T3 Communications, Inc., (“Defendant” or “T3”), a Nevada corporation with its principal office located in San Antonio, Texas, hereby confesses and authorizes the entry of judgment in favor of Plaintiff Carolina Financial Securities, LLC (“Plaintiff’ or “CFS”), a North Carolina limited liability company, in the principal sum of $500,000.00 (hereinafter, the “Principal Debt”), less any and all amounts paid by Defendants, or any other person or entity on their behalf, in satisfaction of this sum.

2. This Confession of Judgment is security for an indebtedness now justly due and owing from Defendant to Plaintiff pursuant to a Settlement Agreement and Mutual Release (the “Settlement Agreement”) entered into by the parties contemporaneously with the execution and delivery of this Confession of Judgment.

3. This Confession of Judgment will be void and of no effect if Defendant timely and properly pays or causes to be paid to Plaintiff the total amount of $300,000.00 (the “Settlement Proceeds”) as follows: (1) $100,000.00 on or before October 15, 2021; and (2) $200,000.00 payable in fifteen (15) equal monthly installments of $13,333.33 beginning November 15, 2021 and due the 15th of every month, provided that if the 15th falls on a weekend or banking holiday, the payment shall be due the next business day (the Settlement Payments”), all pursuant to the terms of the Settlement Agreement.

4. Nothing herein prevents Defendant or any person or entity acting on their behalf from paying the Principal Debt more quickly than as set forth herein.

5. Plaintiff agrees to retain the originally-executed and acknowledged Confession of Judgment in care of its legal counsel and to return the documents to Defendant upon full payment of the Settlement Proceeds under the terms of the Settlement Agreement.

6. CFS shall be entitled to file this Confession of Judgment, and obtain judgment upon it in the amount of the Principal Debt less the sum of all Settlement Payments made by T3 in the performance of the Settlement Agreement, in the event, and only in the event, T3 fails to make a Settlement Payment according to the schedule set forth in Paragraph 3 above and fails to cure the default within seven (7) days of receiving written notice from CFS; provided, however, that CFS shall be required to provide written notice and a 7-day cure period only as to the first two (2) defaults. If T3 fails to timely cure a default, or upon the third default, T3 authorizes Plaintiff to file and execute on this Confession of Judgment, giving credit for all Settlement Payments previously made, pursuant to the sworn affidavit of Plaintiff or its counsel which must set forth the circumstances establishing a default pursuant to this Confession of Judgment and further setting forth the outstanding balance due pursuant to the terms and conditions of this Confession of Judgment.

T3 COMMUNICATIONS, INC.

By:

Sworn to and subscribed before me
this 21st day of September, 2021.

/s/ Kathleen Keller
Notary Public

Printed name of Notary Public: Kathleen Keller

My Commission Expires: November 1, 2023